EXHIBIT 10.2

EXECUTION VERSION

XM SYSTEM LICENCE AGREEMENT

THIS XM SYSTEM LICENCE AGREEMENT (the “Agreement”) made as of the 17th day of November 2005 (the “Effective Date”).

B E T W E E N:

XM SATELLITE RADIO INC.

(hereinafter referred to as “XM”)

and

CANADIAN SATELLITE RADIO HOLDINGS INC.

(hereinafter referred to as the “CSR Parent”)

and

CANADIAN SATELLITE RADIO INC.

(hereinafter referred to as “CSR”)

WHEREAS, pursuant to the Memorandum of Agreement (“MOA”) dated August 7, 2003 among XM Satellite Radio Holdings Inc. (“XM Parent”), XM, CSR Parent and CSR, CSR has applied to the Canadian Radio-television and Telecommunications Commission (“CRTC”) for and has received a licence award, the licence to come into effect when certain conditions are met, to provide satellite digital audio radio services (“SDARS”) within Canada (the “CRTC Licence”) and Industry Canada intends to make available to all radio spectrum authorizations that are necessary to provide SDARS (the “IC Rights”, which, together with the CRTC Licence, constitutes the “Canadian Licences”).

WHEREAS, pursuant to the MOA, it was agreed that following receipt of the Canadian Licences XM would grant to CSR the licence and would provide such related information, expertise, and ancillary services that are the subject of Technical Services Agreement and this XM System Licence Agreement, subject to the terms set forth herein.

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Licence. XM hereby grants to the CSR an exclusive, non-transferable right and licence, on the terms set forth herein, to do the following throughout Canada:

1.1
to offer and provide to Subscribers (as defined in Article 1.2 below) the XM CPackage Basic Channels listed in Part 1 of Schedule A, as updated from time to time as provided herein (“XM CPackage Basic Channels”), in combination with those channels CSR supplies to XM pursuant to the Programming Agreement as defined below (the “CSR Channels”), as part of the basic services (the XM CPackage Basic Channels and CSR Channels in the basic service being referred to collectively as the “Basic Canadian Service”) for the purposes of making the Basic Canadian Service available to Subscribers in Canada for a periodic subscription fee, along with the XM CPackage Premium Channels listed in Part 2 of Schedule A, as updated from time to time as provided herein (“XM CPackage Premium Channels,” (and together with XM CPackage Basic Channels, the “XM CPackage Channels”)), that are offered by XM as part of its premium SDARS in the United States and made available to Subscribers for additional fees over and above the periodic subscription fee for the Basic Canadian Service (“Premium Canadian Services”); and

1.2
to sell subscriptions within Canada to the Basic Canadian Service and Premium Canadian Services (collectively, the “Services”) solely as transmitted by XM’s satellites (the “XM Satellites”) to paying customers (except that CSR may provide the Basic Canadian Service on a short-term promotional basis to prospective non-paying Canadian Subscribers) who reside in Canada and provide CSR with appropriate Canadian residence information (including address and phone number) when activating an XM receiver or otherwise becoming a self-paying subscriber (each, a “Subscriber”) electing to subscribe to the Services; and

1.3	to retransmit the signal received within Canada from the XM Satellites in mutually agreed locations within Canada using terrestrial repeaters located in Canada; and

1.4	to record the XM CPackage Channels so long as it is required by the CRTC.

2. Licence Restrictions. The licence is subject to the following restrictions:

2.1
The parties acknowledge and agree that it is not technically or commercially feasible at this time for XM to tailor packages for individual CSR subscribers in Canada beyond one basic service package and specific premium services. Accordingly, CSR must offer the Basic Canadian Service package in its entirety to each Subscriber that elects to receive the Services (subject to individual Subscriber channel blocking as may be implemented pursuant to the Technical Services Agreement). CSR may only offer Premium Canadian Services to persons or entities who are subscribers to the Basic Canadian Service package. In the event that in the future XM offers different or more tailored packages other than a single basic service and add-on premium services to its subscribers within the U.S. as part of its general service offering, the parties will negotiate in good faith to enable CSR to offer such other packages within Canada, to the extent such offering would be practical and commercially reasonable given any relevant regulatory, contractual and economic considerations.

2.2	CSR may not intentionally or knowingly offer or provide any portion of the Services to non-residents of Canada, and may only offer the Services in compliance with the Canadian Licences.

2.3
The only Service that CSR is presently authorized to offer to Subscribers is SDARS programming that is broadcast by XM included in the Basic Canadian Service and Premium Canadian Services, as transmitted by the XM Satellites or as retransmitted within Canada using terrestrial repeaters located in Canada. CSR may not deliver the Services via any other method of transmission, whether by terrestrial or wireless transmission, via the Internet or otherwise, without XM’s prior written consent, which it may withhold in its sole discretion.

2.4
The Services must be offered on a nation-wide basis, within the coverage of the XM Satellites and the CSR terrestrial repeater network to retransmit the signal received within Canada from the XM Satellites.

3. Other Definitive Agreements. Concurrently with the execution of this Agreement, the parties hereto, along with CSR Parent and XM Parent in certain cases, are entering into the following agreements dated on or about the date hereof, among others (all such agreements and documents, whether or not listed below, being referred to herein as the “Transaction Documents”):

(i) the XM Trade-mark Licence Agreement, under which CSR shall be permitted to use certain trademarks, service marks and other intellectual property and goodwill associated with XM and XM shall be permitted to use certain trademarks, service marks and other intellectual property and goodwill associated with CSR, in each case for the purposes specified therein (the “Trade-Mark Agreement”);

(ii) the Programming Agreement (the “Programming Agreement”), which shall prescribe the terms by which XM shall broadcast the CSR Channels via the XM Satellites;

(iii) the Technical Services Agreement (the “Technical Services Agreement”), pursuant to which XM will provide (1) certain technical support in connection with the installation and roll-out of terrestrial repeaters used to extend the reach of the Services within Canada and (2) other services, including technical assistance with interfaces between CSR and XM systems and operational support; and

(iv) the Share Issuance Agreement, providing for the issuance to XM Parent of shares representing an agreed interest in CSR Parent, and the Shareholders Agreement, containing certain agreements on governance matters among CSR Parent, XM Parent and Canadian Satellite Radio Investments Inc.

4. Licence to Distribute the XM CPackage Channels in Canada.

4.1
The XM CPackage Offering. The channels comprising the Services to be distributed in Canada consist of the XM CPackage Channels and the CSR Channels. The terms for producing and distributing the CSR Channels are set forth in the Programming Agreement. The “XM CPackage Channels” shall mean 72 SDARS programming channels and four (4) specified part time channels broadcast by XM from time to time via the XM Satellites selected mutually by XM and CSR from the channels that are offered by XM as part of its basic SDARS in the United States. XM reserves the right to withdraw any channels from the XM CPackage Channels that XM is withdrawing from its U.S. service or for which neither XM nor CSR has Canadian distribution rights despite their efforts to acquire such rights. XM and CSR agree that approximately 50 of the XM CPackage Channels will be music channels. XM shall have the right to determine the format, nature, content and quality of the XM CPackage Channels chosen by XM and CSR, taking into account Canadian regulatory limitations and CSR’s desire for a marketable offering. If either party wishes to increase the number of XM CPackage Channels beyond 72 channels and four part time channels, the parties shall negotiate in good faith whether and on what terms to increase the number of CSR Channels beyond the initial nine (9) channels provided for in the Programming Agreement. However, XM will not be obligated to increase the number of XM CPackage Channels beyond an aggregate of 72 channels and four part time channels at a time when the terms of the CRTC Licence prohibit more than 9 non-Canadian channels for each Canadian channel and the number of CSR Channels provided under the Programming Agreement still consists of the initial nine (9) channels.

4.2
Changes to the XM CPackage Offering. If (i) the CRTC determines that a particular XM CPackage Channel may not be distributed in Canada or attaches a condition prohibiting distribution of a particular XM CPackage Channel, or (ii) XM no longer has the right to distribute such XM CPackage Channel in Canada, the affected XM CPackage Channel shall not be included in the Services offered by CSR in Canada and Schedule A shall be deemed revised to reflect the same. In the event of the foregoing, CSR shall seek reconsideration from the CRTC to permit transmission of any such prohibited XM CPackage Channels as part of the Services offered by CSR within Canada. If the CRTC subsequently approves transmission of any such XM CPackage Channel and XM is continuing to broadcast that XM CPackage Channel, the XM CPackage Channel shall thereafter be included in the Services offered by CSR in Canada and Schedule A shall be deemed revised to reflect such development. All replacement channels to be included in the XM CPackage Channels shall be mutually chosen by XM and CSR.

4.3
Delivery of Modified XM CPackages. If one or more XM CPackage Channels are no longer included in the Services, XM shall make commercially reasonable efforts in coordination with CSR to disable reception of such XM CPackage Channels by Subscribers. CSR acknowledges and agrees that XM will only be able to use commercially reasonable efforts to restrict reception of such XM CPackage Channels to the extent XM receives the required information from CSR, and such Subscriber and radio-related information including radio identification data as may be reasonably requested by XM. XM will have no liability to CSR for any transmissions received by any Subscriber for which CSR has failed to provide accurate and complete information.

4.4
Cross Border Issues; Gray Market Subscribers. The parties acknowledge that under present regulations and licences XM may not market its SDARS service to Canadian residents, and CSR may not market its SDARS service to U.S. residents. The parties further acknowledge that XM currently cannot prevent the reception of such XM CPackage Channels or any other XM channels and/or services in Canada by radios sold with a U.S. identification or configured to receive the U.S. service, including radios sold in the U.S. but transported to Canada, and cannot prevent U.S.-based subscribers from subscribing for CSR’s subscription offerings. The parties also acknowledge that XM can only implement reception blocking or package swapping (replacing a U.S. package of channels for a Canadian package) in radios that are operating when XM broadcasts the signals that implement such blocking or swapping, and cannot accept any liability to CSR or to any third party for any unauthorized receptions or for radios that were not operating when blocking or swapping signals were broadcast. Within the 12 month period commencing on the effective date XM and CSR will evaluate the cost effectiveness of methods or technology that use credit card billing addresses from databases to identify “gray market” subscribers and at CSR’s option will work in good faith to implement the same within such 12 month period. The cost of any changes to XM’s billing system to use Canadian credit card billing addresses from databases to identify “gray market” subscribers shall be borne by CSR. If XM implements one or more methods of or technologies for minimizing the number of or eliminating “gray market” subscribers, it shall make the methods or technologies available to CSR, and CSR shall implement the same to identify Subscribers with U.S. credit card billing addresses.

4.5
XM’s Third Party Programming. XM shall have sole responsibility for maintaining relationships and negotiating agreements with third party programming providers to acquire Canadian distribution rights for the XM CPackage Channels throughout the term of this Agreement.

4.6
Performance Rights Royalties. With respect to the XM CPackage Channels, CSR shall be responsible for all costs and expenses incurred to obtain, maintain, and report on all performance rights, including all required payments to the Canadian equivalents of ASCAP, BMI, SESAC, and the RIAA (i.e., SOCAN) and to all Canadian regulatory tribunals or ratemaking bodies in respect of the copyright rates that may be set for reproduction or retransmission of the Services in Canada, and all analogous amounts payable as a result of the Canadian Licences.

4.7
XM CPackage Channels Compliance with Laws. CSR will bring to XM’s attention any concerns that the programming content of one or more of the XM CPackage Channels may not be permitted by or be consistent with Canadian law. The parties will work cooperatively to ensure that the XM CPackage Channels comply with all applicable Canadian laws, including any Canadian laws regarding programming content that is obscene, indecent, pornographic, defamatory, libelous, slanderous, or infringing of any third party’s intellectual property or other rights, including without limitation, privacy, publicity or personality rights.

4.9
Licence Expectations. XM and CSR acknowledge the expectation of the CRTC Licence that 60% of the original Canadian-produced channels distributed by satellite subscription radio undertakings in Canada be music channels, and that failure to meet this expectation may impact the ability of CSR to renew the CRTC Licence. XM and CSR acknowledge that CSR has committed that 7% of all new musical selections added to the playlists of the XM CPackage Channels each week shall be Canadian selections (the “CSR New Musical Selections Commitment”). XM agrees to use reasonable commercial efforts, at CSR’s sole cost and with CSR’s assistance in obtaining the requisite programming, to add musical selections to the playlists of the XM CPackage Channels in a manner that would enable CSR to meet the CSR New Musical Selections Commitment.

4.10
Insurance. Each party shall maintain, at its own cost and expense, commercial insurance that is reasonable and customary for a company of its size and circumstances, including insurance covering the third party liability aspects of its obligations under this Agreement under an “errors and omissions” or similar commercially available policy. The insurance requirement in the prior sentence shall apply to the extent such insurance is available at a commercially reasonable cost in the commercial (as distinguished from specialty) insurance market. Nothing in this Agreement or the other Transaction Documents shall require either party to obtain any special or unusual insurance coverage. Such insurance shall remain in force at all times during the Term hereof and for a period of five (5) years thereafter. Upon the reasonable request of one party, the requested party shall provide the requesting party with a certificate of insurance evidencing this coverage, or other appropriate proof of continuing insurance coverage.

5. Consideration.

5.1
As consideration for the licence granted hereunder and such related information, expertise, and ancillary services that are the subject of this XM System Licence Agreement, CSR shall pay to XM the following fees.

5.1.1
Subject to Article 5.1.2 below, CSR will pay to XM, on a monthly basis, 15.0% of all Subscriber revenue earned by CSR or any of its Affiliates with respect to each month for the Basic Canadian Service (the “Basic Canadian Service Fees”), as determined in accordance with Canadian generally accepted accounting principles, applied on a consistent basis.

5.1.2
If in any month CSR provides the Basic Canadian Service to persons or entities (which for such month shall be based upon the number of cumulative activations, less the number of cumulative deactivations) for a per subscriber amount that is less than 70% of the amount XM then is charging on average per subscriber per month for its basic satellite radio service (comparing family plan, multi-year or other prepayment plans and other special groups of subscribers charged separate rates by XM to comparable plans for or groups of Subscribers), as converted into Canadian dollars based upon the average Bank of Canada noon spot rate for such month (the “Base Per Subscriber Amount”), then CSR shall be deemed to have received, for purposes (and only for such purposes) of determining the Basic Canadian Service Fees, from each such person or entity Subscriber fees in an amount equal to the Base Per Subscriber Amount; provided, however, that to the extent that CSR provides the Basic Canadian Service for free or nominal amount on a short-term promotional basis to prospective Canadian Subscribers, such persons shall be excluded for purposes of the Basic Canadian Service Fees calculation.

5.1.3
For greater certainty, CSR shall be entirely free to determine the actual prices and charges for the Services, activations, and other items sold to its Subscribers and other customers, and nothing in this Agreement shall limit CSR's ability to do so.

5.1.4
CSR will pay to XM, on a monthly basis, 50.0% of the net revenues earned by CSR or any of its Affiliates from any Premium Canadian Services (“Premium Canadian Service Fees”), where “net revenues” shall be determined in accordance with Canadian generally accepted accounting principles, applied on a consistent basis, but after excluding licensing, production, promotional and distribution costs associated with such Premium Canadian Services. The parties acknowledge that this approach is being agreed to prior to any determination of how CSR will offer and market Premium Canadian Services, and that in the event XM notifies CSR that the 50.0% of net revenue approach will not provide a meaningful economic return to XM, the parties shall negotiate in good faith a different approach to determining XM’s fees for the Premium Canadian Services.

5.1.5
The parties acknowledge that the Basic Canadian Service Fees are determined on a gross basis, without any deductions, based on the understanding that costs are to be borne in the manner specified in this Agreement. In the event that the parties agree that XM is to bear a portion of the costs allocated to CSR under this Agreement, the parties shall negotiate in good faith an increase in the percentage specified in Article 5.1.1. Similarly, the parties acknowledge that such percentage was negotiated based upon an understanding that approximately 50 of the XM CPackage Channels would be music channels and/or would not have any significant fees or other amounts being payable to third party costs programming providers. To the extent that the percentage of music or other no-fee channels is at any time below such range (other than for failure of CSR to agree to the selection for the XM CPackage Channels from music channels comprising part of XM’s U.S. service), the parties shall negotiate in good faith a reduction in the percentage specified in Article 5.1.1. The parties agree that the percentage specified in Article 5.1.1 for the Basic Canadian Service Fees will not increase in the event the parties mutually agree that the number of XM CPackage Channels is to be increased beyond 72 channels and four part time channels.

5.1.6
CSR shall pay XM an activation charge each time XM activates a Subscriber’s radio identification at the request of CSR, including costs associated with reception blocking or package swapping efforts by XM (each an “Activation Charge”).

5.2
For purposes of this Agreement, an “Affiliate” is any entity that controls, is controlled by or under common control with a party hereto; except that Affiliates of XM shall not include CSR, CSR Parent or any direct or indirect subsidiary of either (“CSR Entity”), and Affiliates of CSR shall not include XM, XM Parent or any direct or indirect subsidiary of either that is not a CSR Entity.

5.3
CSR shall be entitled to retain all advertising fees attributable to advertising placed on any of the CSR Channels. CSR shall have no rights to share in any advertising fees attributable to advertising placed on any of the XM CPackage Channels. CSR acknowledges that under the Programming Agreement channels with advertisements cannot be considered music channels or placed within the lineup of music channels included in the Services (so long as XM applies this policy to its channels).

5.4
CSR shall pay the Basic Canadian Service Fees and Premium Canadian Service Fees to XM on a monthly basis in arrears, with payment for each month to be due by the tenth business day of the following month. CSR shall provide to XM, together with such payment, a report specifying the total number of Subscribers (on both a gross addition and ending Subscriber basis) for each of the Basic Canadian Service and the various Premium Canadian Services (including also the number of family plan, multi-year prepayment plan and other pre-paid subscriptions), the number of Subscribers from the previous reporting period who cancelled or did not renew their subscriptions, the number of Subscribers from the previous reporting period who did not convert from trial or promotional programs (upon conclusion of such trial or promotional programs) into self-paying Subscribers, the total number of Subscribers on trial or promotional programs, the total amount invoiced or otherwise charged to Subscribers, the total amount actually collected, the amount of licensing, production, promotional and distribution costs that were deducted from the amounts collected for Premium Canadian Services, the total amount of the Basic Canadian Service Fees and Premium Canadian Service Fees due to XM for such month and any other similar information reasonably requested by XM from time to time. The CSR subscriber information CSR provides to XM shall be at least as detailed as that reflected in the XM Daily Subscriber Report template provided by XM to CSR (including breakdowns of activity by OEM partner, retail partner, etc.). CSR will work with XM to provide any additional subscriber information, subject to privacy and personal information regulation constraints, that may be requested by XM from time to time. All obligations of CSR to provide CSR subscriber information are subject to applicable provisions of Canadian law, including all Canadian privacy and personal information protection legislation, provided that if certain information cannot be provided as a result of such provisions or legislation, XM shall be entitled to require CSR to deliver other CSR subscriber information in lieu thereof that can be provided consistent with such provisions or legislation.

5.5
XM shall invoice CSR on a monthly basis in arrears for all Activation Charges incurred during each month. CSR shall pay the amount set forth in each such invoice within ten (10) business days after receipt of such invoice.

5.6
CSR acknowledges and understands that XM currently has and in the future will obtain licenses for certain technology used to manufacture XM radios and similar devices from third party technology providers. In consideration for XM sublicensing such technology to radio manufacturers or others for the benefit of CSR, such fees will be included in the Activation Charge.

5.7
All amounts to be paid by either party to the other hereunder shall be paid by wire transfer in immediately available funds to an account designated in writing by the party receiving such payment. Unless otherwise agreed in writing by the parties, all amounts payable by CSR for the fees specified above shall be payable in Canadian Dollars. To the extent CSR is obligated to reimburse XM hereunder for amounts paid by XM in U.S. Dollars, CSR shall pay such amounts in U.S. Dollars or in the Canadian Dollar equivalent obtained by multiplying the applicable U.S. Dollar amount by the noon spot rate as listed by the Bank of Canada two business days prior to the date such payment is due, or if paid prior to such date, two business days prior to the date of payment (the “Conversion Rate”). All amounts payable by XM shall be payable in U.S. Dollars, except that to the extent XM is obligated to reimburse CSR hereunder for amounts paid by CSR in Canadian Dollars, XM shall pay such amounts in Canadian Dollars.

5.8
XM and CSR, respectively, shall be entitled to impose a late payment charge of one and one-half percent (1.5%) per month or the maximum amount permitted by law (whichever is less) on all past due amounts owed by CSR or XM hereunder. In the event that XM or CSR has to proceed with collection efforts to collect any past due amount, such party shall be entitled to be reimbursed for all costs of collection (including reasonable attorneys’ fees) incurred as a result of such collection efforts.

5.9
Neither CSR nor XM will setoff or offset against the other any undisputed amounts that are claimed to be due to it. Each of CSR and XM waives any right to setoff, offset or withhold payment of amounts payable to the other based on any claims for any undisputed amounts that are due to it under this Agreement or otherwise.

5.10
CSR shall maintain accurate and complete books and records of its financial activities under this Agreement sufficient to enable XM to verify CSR's performance under this Agreement and the fees and other amounts payable by CSR to XM hereunder. Such books and records shall include, without limitation, all records relating to the number of Subscribers, the sale of Services to Subscribers, the amounts collected therefrom, and the fee shares and other amounts payable by CSR to XM hereunder, and any other matters described in this Agreement as being subject to verification and audit. CSR shall maintain all such books and records at its principal administrative office in Canada, or at an offsite provider of data storage services, throughout the term of this Agreement and for a period of seven (7) years thereafter. Such books and records shall be maintained in accordance with prudent standards of good record keeping and in accordance with applicable Canadian generally accepted accounting principles (“GAAP”).

5.11
CSR shall provide to XM, its auditors (including internal and external auditors), inspectors, regulators and other representatives as XM may from time to time designate in writing, access at all reasonable times to CSR’s principal administrative office in Canada, and to books and records and other data relating to the Services, all as reasonably necessary for the purpose of enabling XM to perform audits and/or inspections thereof in order to: (1) verify the accuracy of the amounts paid by CSR to XM under this Agreement; and (2) CSR’s compliance with the other applicable terms of this Agreement. All financial/accounting audits shall be conducted during CSR's normal business hours and shall be conducted so as to reasonably avoid disruption to CSR’s business operations. Nothing in the Agreement shall limit or restrict either party's rights in discovery proceedings pursuant to any civil litigation. Such audits shall be conducted no more frequently than once per year, unless a prior audit has found material discrepancies or irregularities, in which case such audits may be conducted on a more frequent basis as is reasonable under the circumstances. In the event any audit indicates an underpayment, the discrepancy shall be paid within ten (10) business days from receipt of notice of such underpayment from the auditing party. If any audit finds material discrepancies or irregularities, CSR shall reimburse XM for the cost of such audit and all subsequent audits until one audit is completed without identifying any material discrepancies or irregularities. For purposes of this Article only, discrepancies or irregularities shall be considered material if they involve aggregate adjustments of 5% or more.

5.12	As part of the consideration for the licence granted hereunder, CSR Holding agrees to guarantee the payment and performance by CSR of all amounts due and all obligations of CSR hereunder.

6. Repeater Network; Broadcast Facilities; Technology.

6.1
CSR has developed and provided to XM its master repeater plan, with roll-out schedules, for installing the terrestrial repeaters needed to extend the XM Satellite transmissions to mutually agreed locations within Canada. The parties understand that this master repeater plan will be revised from time to time based upon inputs from XM and CSR’ s authorized repeater-related vendors. CSR shall use reasonable commercial efforts to implement the master repeater plan, taking into account the guidance provided by XM’s engineers on coverage of the XM Satellites over the major metropolitan areas of Canada and the design and engineering support provided by XM. Notwithstanding the above, the Parties understand that a 99.3% Service availability will be required along pre-determined and mutually agreed drive test routes within the mutually agreed market area for each city in which a repeater network shall be designed, deployed and maintained for such city network to be deemed complete and ready for launch of Services. Any changes to the master repeater plan affecting Service availability, Service quality or timing of commencement of Services (including any modification to the 99.3% Service availability requirement over time) shall be subject to the approval of XM.

6.2
The master repeater plan contains roll-out phases, including phases relating to initial launch of the Services and phases for the extension and expansion of the repeater network over time following launch. CSR shall use reasonable commercial efforts to implement the master repeater plan diligently and in accordance with the pre-launch and post-launch roll-out schedules.

6.3
CSR shall use reasonable commercial efforts to cause the retransmissions of the Services within Canada of content via such repeaters to make the Services available to Subscribers twenty-four hours a day, seven days a week.

6.4
CSR shall use reasonable commercial efforts to provide operations and maintenance services, or ensure that such services are contracted for and provided for each repeater site in the repeater network throughout the Term of this Agreement. Such operations and maintenance services will be provided at a level substantially similar to that of XM’s operations and maintenance services within the U.S. and shall include both preventive and corrective maintenance.

6.5
CSR shall monitor, or cause to be monitored, each repeater site for performance and troubleshooting purposes on a twenty-four by seven, three hundred sixty five day per year basis and in a manner substantially similar to how XM conducts such monitoring.

6.6
CSR has developed and provided to XM its master plan for its broadcast operations infrastructure, including studio facilities, related hardware and software requirements and procurement of dedicated connectivity between any and all CSR broadcast facilities and XM, with roll-out schedules, for constructing and deploying these facilities. The parties agree and understand that this master broadcast operations infrastructure plan will be revised from time to time based upon inputs from XM and CSR’ s authorized repeater-related vendors.

6.7
XM shall, in coordination with CSR, have primary responsibility for maintaining relationships and negotiating agreements with third party technology providers to acquire intellectual property rights required to enable radios or other devices to receive the Services within Canada throughout the term of this Agreement. Prior to obtaining such rights from any such third party technology provider, CSR and XM shall discuss the revenue share or other payment to be paid to each such provider for such rights, such payments to be set by reference to then-prevailing market practices with respect to sales of similar types of rights and to the payments paid by XM with respect to obtaining such rights within the U.S. Any resulting agreement will be entered into between CSR and such provider. CSR agrees to enter into any such agreement that is a reasonable business proposition, which shall be determined by CSR using a cost-benefit analysis based upon the CSR business plan, looking to the expected impact on CSR’s ability to obtain future Subscribers of obtaining such distribution rights, the costs of the same and CSR’s ability to fund such costs with its current or expected financial resources. CSR will provide to XM promptly all of the cost-benefit analyses performed by CSR regarding acquisition of intellectual property rights, and will consult with XM concerning each of these analyses prior to finalization. XM agrees to assist CSR with such cost-benefit analyses and CSR will use reasonable efforts to take into account XM’s views regarding such cost-benefit analyses.

6.8
If at any time there is a disruption in the satellite transmission of the Services in the Canadian footprint of the XM Satellites for a period of greater than five minutes as a result of an error, problem or failure with or originating with the XM Satellites or XM’s satellite network system, and not, for greater certainty, CSR’s terrestrial repeater network (a “Service Disruption”), CSR will immediately notify XM, and XM shall keep CSR advised of XM’s efforts to resolve the Service Disruption (provided that XM shall have no obligation to provide technical data to CSR).

6.9
XM agrees that in the event of a decision by XM to discontinue, in whole or in substantial part, offering U.S.-based SDARS, it shall provide CSR with such prior written notice that is reasonable under the circumstances.

7. Responsibilities for Activations and Deactivations, Billing and Customer Service, and System Coordination.

7.1
To activate new Subscribers, CSR shall provide XM, or direct that its distribution partners provide XM as mutually agreed, with an activation request, together with all information reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. Activation requests to XM will be sent via computer system interface or other electronic transmission in a form reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. XM will send notice to CSR via computer system interface or other electronic transmission after each Subscriber activation becomes effective. XM can only confirm that XM’s business and uplink systems have successfully processed the request and that over-the-air activation signals are being transmitted. The business systems and uplink systems will indicate that the state of the device is “activated”. Activation of the device requires reception of the "activation signal". Reception can be affected by a multitude of issues. XM shall have the right to assign or allocate radio identification codes to activate Subscribers, and to control all encryption and security functions related to receipt of service from the XM Satellites.

7.2
CSR shall be responsible for advising XM of the need to deactivate Subscribers. CSR shall adopt (in consultation with XM) a policy of when to deactivate non-paying Subscribers, but agrees to provide a copy of such policy and any updates to such policy to XM and to implement such policy vigorously. The parties acknowledge that CSR shall be entitled for a credit for the period after it has advised XM in accordance with this Agreement of the need to deactivate Subscribers until a Subscriber is deactivated for purposes of the Subscriber fee formula in Article 5.1 above if, but only if, CSR submits to XM reasonably detailed information regarding the Subscribers that were deactivated and the time period between notification and deactivation. CSR shall indemnify and hold XM harmless from any and all loss, liability, cost, damages and expenses suffered, including reasonable legal fees and expenses, with respect to any third party claim based on any deactivation by XM based upon a deactivation request from CSR. To deactivate Subscribers, CSR shall provide XM with a deactivation request, together with all information reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. Deactivation requests to XM will be sent via computer system interface or other electronic transmission in a form reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. XM will send notice to CSR via computer system interface or other electronic transmission to notify CSR after each Subscriber deactivation becomes effective. The parties acknowledge that XM can only confirm that XM’s business and uplink systems have successfully processed the request and that over-the-air deactivation signals are being transmitted. The business systems and uplink systems will indicate that the state of the device is “deactivated”. Deactivation of the device requires reception of the "deactivation signal," and reception can be affected by a multitude of issues outside of the control of XM. There are situations where XM will seek to deactivate to limit fraud. Examples of this situation are "factory activated" devices that have been installed for more than a certain period of time but have never been activated by CSR, even after the vehicle in which the device is installed has been sold to a consumer.

7.3
Information needed for Subscriber activation and deactivation shall be in the format reasonably requested by XM and in accordance with Article 7.1 and Article 7.2, which may include computer data files formatted as specified by XM, and transmitted via computer system interface or other electronic transmission in a form reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. Once information complying with the foregoing is received by XM, it will activate or deactivate Subscribers consistent with the level of effort and with the timing as XM uses for its own U.S.-based subscribers. XM shall have no liability to CSR for failures to activate or deactivate Subscribers within any specified period, and CSR shall be responsible for re-notifying XM if CSR has not received notice from XM confirming the Subscriber activation or deactivation.

7.4
The parties shall conduct a reconciliation of activated and deactivated Subscribers on at least a quarterly basis, or on such other basis as the parties may agree upon. Information needed for the reconciliation shall be in the format reasonably requested by XM, which may include computer data files formatted as specified by XM, and transmitted via computer system interface or other electronic transmission in a form reasonably requested by XM or specified in any standard procedures prepared by XM and delivered to CSR. When the reconciliation is completed, XM will send notice to CSR via computer system interface or other electronic transmission to notify CSR of any discrepancies identified by XM in the reconciliation. Following receipt of this notice, the parties shall promptly address whether additional Subscriber activation or deactivation requests need to be submitted to XM, or whether XM needs to process previously submitted activation or deactivation requests, and will report to each other on the resolution of such discrepancies.

7.5
XM shall be responsible for managing Subscriber-related and partner-related data generated by the XM system only for the purposes of activating and deactivating or otherwise enabling Subscribers and/or Services. CSR shall have control over and be responsible for all other Subscriber management, and Subscriber lists including, but not limited to, all billing and collections with respect to Subscribers, and shall account to XM for the same as provided above in Article 5.09 and 5.10. XM shall not be liable to CSR for any failure to bill or collect from Subscribers, whether or not such failure is alleged to have arisen from information provided or not provided by XM. CSR shall be responsible for maintaining systems for financial, billing and collection (including credit card processing) matters, tax monitoring and other tax matters, settling revenue share or similar payments with distribution partners, human resources, vendor payments and the like. For greater certainty, the parties acknowledge that all Subscribers are CSR’s subscribers, and CSR has sole responsibility for such Subscribers.

7.6
CSR shall be responsible for providing to Subscribers information via email or other methods regarding new channels and programming, special events and the like. XM shall provide emails of information relating to the XM CPackage Channels to CSR, and CSR shall be responsible for tailoring this information for the Canadian market and for distribution of the relevant information, and information relating to the CSR Channels, to Subscribers. CSR shall be responsible for administering the websites relating to the Services. If XM provides to CSR promotional materials from third parties that are subject to terms and conditions concerning usage, XM shall notify CSR of such terms and conditions, and CSR shall comply with the same.

7.7
CSR shall be responsible for providing all first-level listener care and customer and technical support to its Subscribers to handle account-related issues, technical support issues and other issues that arise in connection with the Services. CSR and XM shall coordinate on the resolution of technical quality issues affecting Subscriber reception of the Services. XM shall be available to assist CSR in correcting technical problems relating to the terrestrial repeaters and elements of the overall transmission system located within Canada to the extent provided in the Technical Services Agreement.

7.8
CSR shall adopt (in consultation with XM) policies and procedures regarding Subscriber management, listener care, billing, collections, activations and deactivations and other Subscriber-related functions. CSR agrees to provide a copy of each such policy to XM and any updates to such policy, and in general to comply with such policies.

7.9
CSR acknowledges that XM will have certain data fields in its music libraries and other databases intended to capture data regarding the content of certain channels or selections being Canadian originated, and other specific data designed to evidence compliance with the Canadian Licences. Except as provided below, CSR agrees to furnish such data in accordance with the terms of this Article 7. However, to the extent requested by XM, CSR agrees to input any such data directly into the XM database system to populate the Canadian content or other Canadian Licence information data fields. Unless otherwise mutually agreed, all data entry shall be made through a computer system interface developed or specified by XM, and to the extent XM has or acquires the rights needed to do so, XM hereby grants CSR a royalty free license to proprietary technology in the interface to the extent necessary for, and solely for the limited purpose of, making such data entry. CSR shall be solely responsible for the accuracy and completeness of any data it enters into the system. CSR shall not have the right to access or update any data fields in the XM database system that XM does not specifically authorize. CSR shall indemnify and hold XM harmless from any and all loss, liability, cost, damages and expenses suffered, including reasonable legal fees and expenses, with respect to any claim based on or arising out of CSR’s access and updates to the XM database system.

7.10
The parties shall coordinate from time to time with regard to computer system interfaces in order to maintain compatibility and expedite the activation and deactivation processes, transfer information needed for billing and like matters. XM will make available to CSR rights to generally commercially available technology licenses relating to the matters covered by this Article 7 to the extent permitted by the terms of such licenses. CSR will bear a proportional share of the cost of any such licenses used by CSR, and shall abide by all terms and conditions of such technology licenses. CSR shall be responsible for obtaining rights to all other technology licenses it needs for the matters covered by this Article 7. CSR acknowledges that XM must maintain a single, unified system for both U.S. and Canadian subscribers, that it is incumbent on CSR to choose (in consultation with XM, if appropriate) systems that are compatible with those currently deployed by XM or that may be deployed from time to time in the future by XM and that any failure to coordinate or maintain compatibility (and any resulting loss of or inability to process data transmitted by XM) shall be at CSR’s sole risk and expense.

7.11
In addition to the Subscriber information required under Article 5.4, CSR shall provide to XM such aggregated anonymous information as XM may reasonably request regarding Subscribers to the Services, including demographic information, the distribution channel through which the Subscriber was originated and Subscriber churn, and agrees that, subject to applicable Canadian privacy and protection of personal information laws, XM may use such information for planning purposes and public disclosures regarding the users of XM’s satellite radio system. CSR shall be responsible for obtaining all approvals and consents from Subscribers necessary under applicable Canadian data and other privacy and protection of personal information laws for CSR to transmit the data outside Canada and into the U.S., for XM to receive data and process it in the manner discussed in this Article 7, and shall notify XM from time to time of the requirements of all such laws relevant to XM processing data in the manner discussed in this Article 7.

8. Launch of Service.

8.1
Each party shall expeditiously complete those activities assigned to it in this Agreement and in the other Transaction Documents as required to enable CSR to launch the Services within Canada as soon as practicable. CSR shall give XM at least 30 days prior written notice of the expected launch date, which launch date shall not be earlier than 30 days after CSR has all of the necessary facilities in place and ready for testing. If based on the testing XM reasonably concludes that the Services cannot be provided with a quality level both in accordance with Article 6.1 and substantially similar to the quality level of XM’s service within the U.S., XM shall have the right to provide a detailed written notice of the same to CSR. Following receipt of any such notice, CSR shall defer the launch of Services until it has adequately addressed XM’s concerns as set forth in the notice, and CSR shall comply again with the provisions of this paragraph with respect to the deferred launch of services.

8.2	With respect to CSR, such activities shall include the following:

8.2.1	Taking any further steps required with respect to the Canadian Licences required to provide the Services.

8.2.2	Installing the terrestrial repeaters contemplated by CSR’s master repeater plan to be installed and in service prior to launch of the Services.

8.2.3
Establishing all processes, procedures and systems, including but not limited to development, implementation and operation of information technology infrastructure and customer care operation, needed by CSR in order to perform its Subscriber-related functions as described in Article 7, including procuring and installing all necessary hardware and software, and providing XM with all the information it reasonably requests in a ready-to-process, compatible form based on XM’s reasonable specifications, as provided further in Article 7.

8.2.4	Providing the CSR Channels as contemplated by the Programming Agreement and commencing delivery of the CSR Channels to XM’s ground uplink facilities as described in the Programming Agreement.

8.2.5
Successfully completing such tests of all terrestrial repeaters, broadcast operations, provisioning (including both activation and deactivation), Subscriber management, customer care and other systems and the Services as reasonably specified by and with results reasonably satisfactory to XM.

8.2.6	Completing the marketing plan contemplated by Article 9 and performing the pre-launch marketing and promotional activities in that plan.

8.2.7
Completing the build-out of broadcast operations infrastructure in accordance with the broadcast operations infrastructure plan, including studio facilities, related hardware and software requirements and procurement of dedicated connectivity between any and all CSR broadcast facilities and XM.

8.2.8
Entering into hardware agreements with XM-licenced hardware providers, including, but not limited to Delphi, to ensure adequate supply of XM radios in Canada, provided that the same can be obtained on commercially reasonable terms.

8.2.9
Entering into agreements with automobile manufacturers, radio manufacturers and other original equipment manufacturers (“OEMs”), including but not limited to General Motors of Canada Limited, for the installation of radios in automobiles, provided that such agreements are on commercially reasonable terms.

8.2.10	Entering into retail distribution agreements with national and regional retailers, including retailers required to ensure a CSR presence in the province of Quebec.

8.2.11	Acquire or create the content required under the Programming Agreement.

8.2.12
Completing updates to XM’s music library, in a manner reasonably acceptable to XM, as required to address Canadian content requirements and all conditions of the Canadian Licences and any requirements of performance rights organizations in the footprint of the XM Satellites (including in the U.S. and Canada) if precipitated by CSR’s business in Canada and/or the broadcast of the CSR Channels.

8.2.13	Completing a current version of CSR’s business plan as described in Article 11.1 below.

8.2.14	Having in place the personnel and expertise required to support the build-out, launch and continued operations of the business.

8.2.15	Fulfilling its obligations under the other Transaction Documents.

8.3
With respect to XM, such activities shall include completing the radio frequency design and engineering work described in the Technical Services Agreement, setting up the processes and procedures required to provide Subscriber activation, channel blocking/package swapping and other support described in Article 7, putting in place the procedures required to broadcast the CSR Channels described in Article 4.1 and fulfilling its obligations under the other Transaction Documents, including the provisioning of terrestrial repeaters as required by such Transaction Documents.

8.4
CSR shall use reasonable commercial efforts to have an initial launch (defined as 4 cities) of the Services as soon as practicable after CSR has received sufficient authority to do so under the Canadian Licences, or on such other date as is mutually agreed upon between the parties (the “Launch Date”).

8.5
Subject to written approval by XM, CSR may implement an early entry market strategy under which CSR would provide Services on a limited geographic basis prior to the Launch Date. CSR will be responsible for developing an early entry plan and presenting such plan to XM. Any early entry plan will require CSR to have obtained all necessary regulatory approvals and licenses, including any licenses that are required to carry out the early entry plan that are in addition to the Canadian Licences. If CSR does not have all of the necessary operations and facilities in place and ready for testing within at least 30 days prior to any mutually agreed to early entry date, or if based on the testing XM reasonably concludes that the Services cannot be provided with a quality level substantially similar to that of XM’s service within the U.S., XM shall have the right to provide written notice of the same to CSR. Following receipt of any such notice, CSR shall defer the early entry commencement of Services until it has adequately addressed XM’s concerns as set forth in the notice, and CSR shall comply again with the provisions of this paragraph with respect to the early entry commencement of Services.

9. Promotion, Marketing and Distribution.

9.1
From and after the Launch Date, CSR shall vigorously promote the sales of the Services to Subscribers within Canada, and to maximize such sales. CSR will aggressively advertise the Services within Canada in accordance with a marketing plan to be developed in consultation with XM within sixty (60) days after the Effective Date (or within 30 days after the Effective Date for the relevant portion of the marketing plan applicable to any early entry plan), which marketing plan shall be based upon the business plan of CSR concerning the expected ability of CSR to fund such costs with its current or expected financial resources.

9.2
CSR will develop, at its expense, promotional or other written materials relating to the Services (including, at CSR’s option, adapting materials supplied by XM for use in Canada). CSR will obtain XM’s prior written consent to each reference in its promotional materials to XM, other than those supplied by XM to CSR. CSR will not use advertisements referring to XM or XM’s satellite radio service, its content or its features, other than those supplied by XM to CSR, that have not been pre-approved in writing by XM. CSR hereby assigns to XM (or waives, as necessary) all its right, title and interest in all such modified materials, including but not limited to all related copyrights and moral rights therein.

9.3
CSR will at its expense: (i) upon the reasonable request of XM, attend and promote the Services jointly with XM in up to six of the industry trade shows, conventions and exhibits each year; (ii) attend significant sales meetings held by XM to which XM invites CSR with reasonable notice; and (iii) provide XM personnel periodic opportunities to provide sales and promotion information and make presentations in CSR's sales meetings. CSR will confer with XM from time to time at the request of XM on matters relating to market conditions, sales forecasting and product planning relating to the Services.

9.4
CSR will have primary responsibility, in consultation with XM, for maintaining relationships and negotiating distribution agreements for Canada with U.S.-based retailers that sell XM’s satellite radio services within the U.S. (such as the Canadian operations of Best Buy, Circuit City and Wal-Mart) and that have retail sales operations within Canada for such retailers to sell the Services offered by CSR within Canada. Prior to CSR authorizing any such retailer to sell the Services, CSR and XM shall discuss the commission, revenue share or other payment to be paid to each such retailer for generating any new Subscribers for the Services, with reference to then-prevailing market practices with respect to sales of similar types of services and to the commissions or other payments paid by XM with respect to sales of its satellite radio services within the U.S. Any resulting agreement will be entered into between CSR and such retailer, and will not (without the prior approval of XM) address arrangements outside of Canada. CSR agrees to accept any order for Services placed by a Subscriber in Canada through any such authorized retailer, and to thereafter provide Services to such Subscriber in accordance with this Agreement, and CSR’s standard Subscriber Agreement.

9.5
CSR will have primary responsibility, in consultation with XM, for maintaining relationships and negotiating strategic marketing agreements for Canada with U.S.-based airlines, hotels, cable companies and similar entities that wish to incorporate XM’s satellite radio services within the services offered by such entities to their patrons or customers in Canada. Prior to CSR authorizing any such retailer to sell the Services, CSR and XM shall discuss the commission, revenue share or other payments to be made in such agreement, with reference to then-prevailing market practices with respect to similar types of services and amounts paid in similar agreements to which XM is a party with respect to the U.S. Any resulting agreement will be entered into between CSR and such strategic marketing entity, and will not (without the prior approval of XM) address arrangements outside of Canada.

9.6
CSR shall, upon XM’s written instructions, authorize one or more automobile manufacturers, radio manufacturers and other OEMs to distribute the Services within Canada throughout the term of this Agreement. XM will have primary responsibility for maintaining relationships and negotiating distribution agreements for Canada with such OEMs, and CSR will have primary responsibility for negotiating joint or co-marketing arrangements with such OEMs in consultation with XM. Prior to authorizing any such OEM to distribute the Services, CSR and XM shall mutually agree with respect to the revenue share or other payment to be paid to each such OEM for generating any new Subscribers for the Services, such payments to be set by reference to then-prevailing market practices with respect to sales of similar types of services and to the payments paid by XM with respect to sales of its satellite radio services within the U.S. Any resulting agreement will be entered into among XM, CSR and such OEM. CSR agrees to accept any order for Services placed by a Subscriber in Canada through any such authorized OEM, and to thereafter provide Services to such Subscriber in accordance with this Agreement, and CSR’s standard Subscriber Agreement.

9.7
The parties acknowledge and agree that many of the parties with which CSR needs to enter into arrangements, agreements or relationships relating to the Services, including radio manufacturers, retail distributors, strategic marketing entities, technology providers and others, also have or will have arrangements, agreements or relationships with XM relating to XM’s U.S. service (a “Shared Relationship”). With respect to any existing or proposed Shared Relationship, since the Shared Relationship relates to a single service, distributed in the United States and Canada, CSR agrees to cooperate and coordinate with XM to the extent and in the manner reasonably requested by XM to enable XM to maintain a successful relationship with such person or entity for the benefit of both XM’s U.S. service, and to coordinate the terms and conditions for the Canadian Service with those of XM’s U.S. service to obtain volume discounts and consistent arrangements for particular technologies, joint advertising and marketing, and the like.

9.8
CSR will enter into a subscriber agreement with each Subscriber that purchases Services from CSR (each a “Subscriber Agreement”). Each Subscriber Agreement will contain provisions, reasonably satisfactory to XM, providing generally that (i) XM makes no warranty, and shall have no liability, with respect to the provision or non-provision of the Services, the content of the Services or any other matter relating to CSR’s business or operations within Canada, and (ii) the Services are offered by CSR, not XM, and XM is not responsible for any commitments, agreements, representations or warranties by CSR.

9.9
Each party will: (i) conduct business in a manner that reflects favorably at all times on the Services and the good name, good will and reputation of the other; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other, the Services or the public; (iii) make no false or misleading representations with regard to the other or the Services; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the other or the Services; (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Services that are inconsistent with the literature distributed by the other describing its satellite radio services; and (vi) not enter into any contract or engage in any practice detrimental to the interests of the other in the Services.

9.10	CSR will comply with all applicable national, state, regional, provincial and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Services.

9.11
CSR will not seek to place U.S.-focused advertisements on the CSR Channels without coordinating with XM in advance and obtaining XM’s approval to do so, except as may be specifically contemplated by the Programming Agreement. However, in the event that CSR refers to XM any customer that purchases advertising from XM for placement in any of the XM CPackage Channels, XM shall pay to CSR a referral fee consistent with commissions paid by XM to its advertising sales force generally, provided that consent to payment of such fee is obtained from the customer after appropriate disclosure (and XM agrees to provide such disclosure and seek such consent). Similarly, in the event that XM refers to CSR any customer that purchases advertising from CSR for placement in any of the CSR Channels, CSR shall pay to XM a referral fee consistent with commissions paid by CSR to its advertising sales force generally, provided that consent to payment of such fee is obtained from the customer after appropriate disclosure (and CSR agrees to provide such disclosure and seek such consent).

10.  Other Regulatory Filings. XM shall consult and coordinate with CSR from time to time regarding filings with US or Canadian regulatory tribunals or ratemaking bodies in respect of the copyright rates that may be set for reproduction or retransmission of the Services in Canada.

11.  Business Plan, Compliance.

11.1	The current version of CSR’s business plan has been provided to XM prior to execution of this Agreement, and CSR will provide to XM promptly all amended or updated versions of such business plan.

11.2
CSR will be responsible for ensuring that all financing of CSR’s business will be consistent with the requirements of the Canadian Licences, including all orders, decisions, rulings and policies of the CRTC requiring holders of CRTC licences to maintain a minimum investment from Canadian sources.

12.  XM’s Representations, Warranties and Covenants. XM represents, warrants and covenants to CSR that:

12.1
XM owns or has sufficient rights in and to the XM Satellites, the satellite transmission spectrum, the associated regulatory licences, permits and regulatory approvals needed to operate the XM Satellites to grant the licence herein and enter into this Agreement.

12.2
XM has the full power and authority and has obtained all necessary rights and/or permissions to grant the licences contemplated in this Agreement. Without limiting the generality of the foregoing, XM has secured all necessary rights from talent or other third parties in order to grant CSR the licence to use the XM CPackage Channels and advertising included therein as described in this Agreement, and upon request from CSR, shall furnish appropriate documentation evidencing such rights. The XM CPackage Channels and XM advertising in the form delivered by XM when used for the purpose and in the manner contemplated by this Agreement: (i) do not and will not infringe upon any United States, Canadian, or other foreign copyright, trade name, trademark, service mark, trade secret, literary or dramatic right or other proprietary right of any third person (including the right of privacy and publicity) in connection with the transmission of the XM CPackage Channel within the XM footprint; (ii) will not violate the terms of any music performance rights licence of XM (compulsory or otherwise); and (iii) will comply with all applicable governmental laws and regulations. XM shall comply with all applicable reporting processes and royalty payment requirements with respect to all applicable U.S. performance rights societies.

12.3
XM shall use reasonable commercial efforts to make the XM CPackage Channels and CSR Channels available to CSR for distribution to its Subscribers via broadcast over XM’s satellites throughout the footprint of the XM Satellites within Canada twenty-four hours a day, seven days a week; provided that XM shall have no obligations or liability with respect to any satellite or other failures that cause the Services to be unavailable within Canada for any period.

12.4
XM shall use reasonable commercial efforts to make the signal quality and strength for the XM CPackage Channels and CSR Channels transmitted between the XM Satellites and the ground of high quality throughout the coverage beam of such satellites within Canada twenty-four hours a day, seven days a week; provided that CSR acknowledges that the XM Satellites do not cover the entire land area of Canada and that as with any satellites the quality of coverage declines with decreases in the “look angle” of the satellites below certain levels, and provided further that XM shall have no obligations or liability with respect to the quality of the re-transmissions from CSR’s terrestrial repeaters to other locations within Canada.

Subject to the exclusion set forth in Article 18.1, XM shall indemnify and hold CSR harmless from any and all loss, liability, cost, damages and expenses suffered including reasonable legal fees and expenses, with respect to any third party claim based on: (i) any breach or violation by XM or any of its agents of any of its obligations contained in this Agreement; or (ii) any negligence or willful misconduct by XM in connection with this Agreement that results in personal injury, death or tangible property damage. XM shall also defend CSR against such claims and pay all costs plus awards and damages or settlement amounts incurred by CSR as a result of such claims. XM shall have sole control of the defense and settlement of any such claim, and CSR shall cooperate with and assist XM, at XM’s expense in connection with such defense.

In addition, subject to the exclusion set forth in Article 18.1, XM shall indemnify and hold CSR harmless from any and all loss, liability, cost, damages and expenses suffered including reasonable legal fees and expenses with respect to any third party claim that the technology XM licenses to a manufacturer of radios that receive the Services in Canada (whether XM owns or licenses such technology) infringes any copyright, patent or trade secret, provided that CSR promptly notifies XM in writing of the claim. XM shall also defend CSR against such claims and pay all costs plus awards and damages or settlement amounts incurred by CSR as a result of such claims. XM shall have sole control of the defense and settlement of any such claim, and CSR shall cooperate with and assist XM, at XM’s expense in connection with such defense. In consideration for this indemnification, CSR agrees to reimburse XM on a pro-rata basis for all costs, losses and liabilities incurred by XM in defending such claim, based on the pro-rata use of the applicable technology in Canada, except where the costs, losses or liabilities resulted from XM’s gross negligence or willful misconduct. Notwithstanding the foregoing, the parties agree that to the extent XM is able to reach agreements with third party technology providers specifying that CSR is obtaining license rights directly from providers and that XM is not incurring a cost for inclusion of the third party technology in XM radios sold to Subscribers, (i) XM shall not include any such cost in the Activation Charge, and (ii) the indemnity and other agreements by XM in this paragraph shall not apply with respect to the technology licensed by CSR directly from the provider.

13.  CSR’s Representations, Warranties and Covenants. CSR Parent and CSR jointly and severally represent, warrant and covenant to XM that:

13.1
The Canadian Licences constitute all of the material licences, permits and approvals required by any national, provincial or local governmental, regulatory or other authority within Canada in order for CSR to provide the Services and to otherwise fulfill its obligations under this Agreement.

13.2	CSR has or will have, prior to making the Services available to Subscribers within Canada, the rights to distribute the Services within Canada as contemplated by Article 4.

13.3	CSR shall use reasonable commercial efforts to implement the marketing and business plans and to promote Subscriber growth.

13.4
Subject to the exclusion set forth in Article 18.1, CSR and CSR Parent shall indemnify and hold XM harmless from any and all loss, liability, cost, damages and expenses suffered including reasonable legal fees and expenses, with respect to any third party claim based on: (i) any breach or violation by CSR or CSR Parent or any of their agents of any of its obligations contained in this Agreement; (ii) any negligence or willful misconduct by CSR or CSR Parent in connection with this Agreement that results in personal injury, death or tangible property damage; or (iii) any Subscriber claim due to the provision, non-provision, interruption, degradation or use of the Services by any Subscriber not arising from a failure by XM to transmit the XM CPackage Channels and the CSR Channels within Canada at an acceptable quality level. CSR and CSR Parent shall also defend XM against such claims and pay all costs plus awards and damages or settlement amounts incurred by XM as a result of such claims. CSR shall have sole control of the defense and settlement of any such claim, and XM shall cooperate with and assist CSR, at CSR’s expense in connection with such defense.

14. Term and Termination

14.1
Term. Unless it is terminated at an earlier time pursuant to this Article 14, this Agreement shall commence on the Effective Date and shall continue in effect for a period of ten (10) years (the “Initial Term”). At least one year prior to termination of the Initial Term, provided that CSR’s CRTC Licence has been renewed at the end of the current licence term without any Adverse Modification (as defined below) and provided that CSR is not in breach of any provision of this Agreement and has not failed to cure any breach of a provision of this Agreement in accordance with its terms, CSR shall have the right to extend the Initial Term for a further five years on the same terms and conditions as this Agreement. The parties agree that if CSR’s CRTC Licence is renewed at the end of the current licence term but with an Adverse Modification, then the parties shall negotiate in good faith whether to extend the Initial Term. (The Initial Term and any extension(s) thereto are referred to collectively as the “Term.”)

14.2	Termination by CSR. CSR may, in its sole discretion, terminate this Agreement upon written notice to XM in the event that:

14.2.1
XM materially breaches this Agreement and such breach is not remedied within sixty (60) days after XM receives from CSR a notice identifying the breach and requiring it to be remedied or longer if nature of the cure requires longer, provided XM is diligently pursuing the cure.

14.2.2
Any of the other Transaction Documents (excluding the Share Issuance Agreement) expire or are terminated for any reason (other than material default by CSR or expiration in accordance with its terms after performance by XM has been completed).

14.2.3
XM is no longer transmitting the XM CPackage Channels and the CSR Channels within Canada due to (i) loss or damage (including natural end of life) or technical problems with respect to the XM Satellites or any other element of XM’s satellite network system (including space and/or ground segments) reasonably needed to make such transmissions; (ii) loss of applicable governmental licences or other required regulatory approvals needed for XM to continue operating its satellite network system and/or to continue transmitting within Canada, or (iii) a decision by XM to discontinue, in whole or in substantial part, offering a U-S.-based SDARS service.

14.2.4
CSR can no longer provide the Services within Canada due to loss of applicable governmental licences or other required regulatory approvals, other than on a brief interim basis, or CSR has publicly announced a decision that due to changes to its governmental licences or regulatory requirements it is forced to discontinue providing the Services and will cease to carry on its business.

14.2.5	Any of the Trade-Mark Agreement, Technical Services Agreement or Programming Agreement expire or are terminated for material default by XM, or XM materially breaches the Shareholders Agreement.

14.2.6
XM has filed a petition in or has been assigned into bankruptcy or becomes an insolvent person within the meaning of any applicable bankruptcy or insolvency legislation, or makes any assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under applicable bankruptcy laws or insolvency laws with a trustee, or receiver appointed in respect of a substantial portion of the property of XM, or in the event XM liquidates or winds up its daily operations for any reason whatsoever.

14.3	Termination by XM. XM may, in its sole discretion, terminate this Agreement, by written notice to CSR in the event that:

14.3.1
CSR materially breaches this Agreement other than a payment breach and such breach (if capable of being remedied) is not remedied within sixty (60) days after CSR receives from XM a written notice identifying the breach and requiring it to be remedied or longer if nature of the cure requires longer, provided CSR is diligently pursuing the cure.

14.3.2
CSR fails to pay any material amount payable hereunder when due and such failure is not remedied within thirty (30) days after CSR receives from XM a written notice identifying the failure and requiring it to be remedied, unless CSR has, in good faith, disputed in writing to XM the obligation to pay such amount and deposited the amount specified in such notice in an escrow under a customary agreement providing for release of such amount to the prevailing party, and such dispute has not been finally resolved.

14.3.3
Any of the Trade-Mark Agreement, Technical Services Agreement or Programming Agreement expire or are terminated for any reason (other than material default by XM or expiration in accordance with its terms after performance by CSR has been completed), or CSR materially breaches the Share Issuance Agreement or the Shareholders Agreement with respect to XM.

14.3.4
CSR fails to obtain distribution rights as needed to meet its CSR Channel commitments specified in the Programming Agreement by the Launch Date or subsequent to that date during the term of this Agreement, and such failure is not remedied within sixty (60) days (one hundred twenty (120) days in the case of the Launch Date) after CSR receives from XM a written notice identifying such failure and requiring it to be remedied.

14.3.5	The Launch Date does not occur by March 1, 2006.

14.3.6
CSR fails to capture and maintain during the one year period commencing on the later to occur of the second anniversary of the Effective Date and the OEM Condition Date (as defined below) and each subsequent one year period during the Term (each, a “Contract Year”), on average during such Contract Year, at least thirty-three percent (33%) of the actual SDARS subscribers within Canada, assuming there are only two SDARS providers in Canada, or at least twenty-five percent (25%) of the actual SDARS subscribers within Canada, assuming there are three or more subscription radio providers in Canada, (and, in each case, if less, 15 percentage points less than the percentage of actual SDARS subscribers within the U.S. held by XM on average during such Contract Year,) where the parties will measure the percentage of SDARS or subscription radio subscribers (as the case may be) at any given time using the subscriber numbers reported as of the end of each calendar quarter, or if no such numbers are reported, a reputable, independent, mutually agreed upon source of market share statistics for such matters; provided, however, that with respect to the first (and only the first) time CSR fails to meet the applicable subscriber requirements above in this paragraph (which, for greater certainty, shall not be earlier than the later of one year following the second anniversary of the Effective Date and the OEM Condition Date), CSR shall have a period of one Contract Year to seek to cure such default, and if during the immediately succeeding Contract Year CSR subscribers exceed the applicable threshold in this paragraph, XM shall not have the right to terminate for the prior failure. The OEM Condition Date shall be the first date on which CSR with the assistance of XM has entered into, has been offered the opportunity to enter into or is a party to agreements with automobile manufacturers with an aggregate thirty-three percent (33%) market share in Canada for the installation of satellite radios in automobiles.

14.3.7
CSR undergoes a change of control, which shall mean for purposes of this Agreement (i) CSR Parent owning less than 100% of the equity of CSR, (ii) Canadian Satellite Radio Investments Inc. owning less than 15% of the voting shares or equity of CSR Parent, or (iii) John Bitove and Bitove Affiliates (as defined below) holding, directly or indirectly, less than 50.01% of the voting rights of Canadian Satellite Radio Investments Inc. (“CSR InvestCo”) or less than the lower of (x) 33-1/3% of the equity of CSR InvestCo or (y) 50% of the number of shares of CSR InvestCo that John Bitove and Bitove Affiliates own on the date hereof (as adjusted for any recapitalization), treating in the case of both (x) and (y) any portion of the equity of or shares in CSR InvestCo subject to a Hedge (as defined below) as not being held by John Bitove or Bitove Affiliates. “Bitove Affiliates” means John Bitove’s Family Members or a custodian, trustee (including an RRSP, RIF, IRA or similar retirement or investment fund) or other fiduciary for John Bitove and/or his Family Members or a corporation wholly owned by Bitove and/or other Bitove Affiliates, where “Family Members” means, in respect of an individual, any parent, spouse, child, spouse of a child, grandchild and/or sibling. “Hedge” means a forward sale, swap, cap or collar agreements, or other agreement or arrangement designed to protect against fluctuations in the value of equity or shares or under which a counterparty or person other than John Bitove or Bitove Affiliates has the primary economic interest in such equity or shares or any appreciation in the value thereof.

14.3.8
XM is no longer transmitting the XM CPackage Channels and the CSR Channels within Canada due to (i) loss or damage (including natural end of life) or technical problems with respect to the XM Satellites or any other element of XM’s satellite network system (including space and/or ground segments) reasonably needed to make such transmissions; (ii) loss of applicable governmental licences or other required regulatory approvals needed for XM to continue operating its satellite network system and/or to continue transmitting within Canada, or (iii) a decision by XM to discontinue, in whole or in substantial part, offering a U-S.-based SDARS service.

14.3.9
Any Canadian Licence, or any portion thereof, that is required for CSR to provide the Services within Canada expires or is terminated, or is challenged and overturned by the Governor in Council or the Federal Court of Canada or any other governmental or regulatory authority with jurisdiction over such matters, or is modified by the CRTC or Industry Canada in any material manner, including without limitation any manner that adversely affects the ability of CSR or XM to carry out the arrangements made under this Agreement, or that increases the Canadian content requirements or imposes additional conditions of licence beyond those specified in the licence award received by CSR from the CRTC in June 2005 (as modified to reflect the September 7, 2005 application to the CRTC submitted by CSR to the extent such application is approved by the CRTC) that, in XM’s reasonable determination, makes it technically less feasible or economically less attractive in any significant respect to perform under this Agreement (an “Adverse Modification”); provided, that before terminating under this paragraph following a Canadian License modification, XM must seek to conduct good faith negotiations with CSR to address any such modification that primarily has economic consequences with appropriate changes to this Agreement. Any differences between a new or renewed CRTC Licence and the licence award received by CSR from the CRTC in June 2005 as modified to reflect the September 7, 2005 application to the CRTC submitted by CSR to the extent such application is approved by the CRTC) would be considered a modification for purposes of this paragraph.

14.3.10
CSR's business operations are curtailed by decisions or rulings under applicable law in Canada and in consequence CSR ceases carrying on or is compelled to discontinue all or substantially all of its business in Canada within a period of sixty (60) days or less.

14.3.11
CSR has filed a petition in or has been assigned into bankruptcy or becomes an insolvent person within the meaning of any applicable bankruptcy or insolvency legislation, or makes any assignment for the benefit of creditors or makes any arrangements or otherwise becomes subject to any proceedings under applicable bankruptcy laws or insolvency laws with a trustee, or receiver appointed in respect of a substantial portion of the property of CSR, or in the event CSR liquidates or winds up its daily operations for any reason whatsoever.

14.4
Arbitration. In the event that notice is provided by either CSR or XM as outlined in Articles 14.2 or 14.3 above, and the recipient of such notice disputes the right to terminate this Agreement pursuant to the same notice, then upon written demand at any time within the applicable notice period, such dispute shall be submitted to arbitration in accordance with Article 20 of this Agreement.

14.5
Reasonable Withdrawal of Services. In the event that XM has the right to terminate this Agreement pursuant to this Article 14, then XM and CSR shall consult, each acting reasonably, regarding a mutually acceptable schedule for CSR to cease distributing the Services and/or using the XM Satellite service and the manner by which CSR shall discontinue such distribution and use, which period shall not exceed ninety (90) days following notice of termination by XM and expiration of any cure periods.

14.6
Transfer in Lieu of Termination. In the event notice of termination of this Agreement by XM is given to CSR (other than under Article 14.3.8), the parties shall consult in good faith concerning whether it would be in their mutual best interest, in lieu of such a termination, for CSR Parent to transfer its interest in CSR (or effect another change of ownership of CSR Parent or CSR). If the parties reach a written agreement that such a transfer or change of ownership would be in their mutual best interest (assuming such transfer is approved by the CRTC), the termination of this Agreement hereunder shall be deferred for a period of one hundred twenty (120) days or such other period as may be agreed by the parties in writing, during which time CSR Parent and CSR will use all reasonable efforts to effect such a transfer (including engaging a nationally-recognized investment banker to conduct a sale process, if no transferee reasonably acceptable to XM has been identified by CSR Parent or CSR within the first sixty (60) days of the deferral period), subject to such prior approval as may be required from the CRTC. XM may propose one or more transferees eligible under the Broadcasting Act to acquire the interest in CSR. If any purchaser or transferee resulting from such process is not reasonably acceptable to XM or the CRTC, or if XM proposes eligible transferees and CSR Parent and CSR do not use all reasonable efforts to effect a transfer to one or more of such transferees within sixty (60) days after such transferees are proposed by XM, the deferral period shall accelerate and the termination by XM shall be effective immediately. If such process results in a transferee (or entity legally committed to become transferee subject only to conditions related to XM and the transferee entering into mutually acceptable agreements) reasonably acceptable to XM and the CRTC, and if the termination event has been cured (or in XM’s reasonable judgment is likely to be cured within a reasonably acceptable period) and no other events permitting termination by XM have occurred and are continuing, the deferral period shall be extended for up to an additional one hundred twenty (120) days, during which time XM and the resulting transferee will negotiate in good faith an assignment of CSR’s rights and obligations under this Agreement and other applicable Transaction Documents to the transferee (subject to consummation of the transfer), with modifications that are agreed upon by XM and such transferee.

14.7
Other Remedies. Nothing in this Article 14 is intended to replace or derogate from any other remedy that a party hereto may have at law or in equity in consequence of any breach of or failure to observe and perform, any covenant, representation or warranty in this Agreement by the other party hereto.

15.  Other S-DARS Services. During the Term, CSR shall not provide satellite radio services or digital terrestrial radio services in Canada by means of any other satellite radio or other transmission system without the prior written consent of XM. During such period XM shall not licence any other person or entity to provide SDARS in Canada, or provide Canada-focused marketing or promotion of XM’s satellite radio services, without the prior written consent of CSR.

16. Distribution of CSR’s Channels to XM’s Subscribers.

16.1
Pursuant to the Programming Agreement, and as partial consideration for the licence granted by XM hereunder, CSR is granting to XM a licence to distribute the CSR Channels on the terms and conditions set forth in the Programming Agreement.

16.2
Save and except for the licence and other fees set forth in Article 5 hereto or as set forth in the Programming Agreement, there shall be no fees payable by CSR to XM or by XM to CSR for the transmission of the CSR Channels by the XM Satellites. The parties acknowledge that CSR will be obligated to deliver the CSR Channels in an agreed format for uplinking to the XM Satellites, and that any technical support provided by XM relating to the processing of the CSR Channels in preparation for uplinking may be the subject of an invoice and chargeable to CSR under the Technical Services Agreement.

17.  Warranty Disclaimers.

17.1
EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN, XM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATED TO THIS AGREEMENT, THE CPACKAGE CONTENT, THE XM SATELLITES, THE SERVICES OR ANY OTHER MATTERS ARISING UNDER THIS AGREEMENT, AND XM EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR OTHERWISE THAT MIGHT OTHERWISE APPLY.

17.2
CSR HAS CONDUCTED DUE DILIGENCE ON THE POTENTIAL RISKS AND REWARDS OF ENTERING INTO THIS AGREEMENT, AND OF PROVIDING THE SERVICES WITHIN CANADA. CSR ACKNOWLEDGES AND AGREES THAT XM HAS MADE NO REPRESENTATION OR WARRANTY REGARDING THE ACTUAL OR LIKELY RETURNS TO BE OBTAINED BY CSR FROM THIS RELATIONSHIP, AND CSR ASSUMES ALL RISK RELATING TO SUCH MATTERS.

18.  Limitations of Liability.

18.1
NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE, AND INCLUDING LOST REVENUES, LOST PROFITS, INTERRUPTION OF BUSINESS OR OTHERWISE, EVEN IF THE POSSIBILITY OF SUCH DAMAGES WERE FORESEEABLE.

19.  Confidentiality.

19.1
“Confidential Information” includes, but is not limited to any information which any party hereto considers to be of a proprietary and confidential nature and includes, without limitation, know-how, data, process, technique, program, design, formula, marketing, advertising, financial, sales, customer or programming matter, compositions, drawings, diagrams, computer programs, studies, work in process, visual demonstrations, concepts, and other data, whether oral, written, graphic, or electronic form, which may be exchanged between the parties. For the purposes of this Agreement, “Confidential Information” shall include, without limitation, the existence or contents of this Agreement. Confidential Information does not include the following information:

(i)	information which is now or which hereafter becomes publicly known or available through no act or failure on the part of the receiving party;

(ii)	information which is actually known to the receiving party at the time of the receipt of such Confidential Information without obligation of confidentiality; and

(iii)	information which is hereafter furnished to the receiving party by a third party without obligation of confidentiality.

19.2
Each party hereto will not use the Confidential Information of the other party for any purpose other than to perform this Agreement, will not disclose the Confidential Information of another party hereto to third parties, except:

(i)
to those third parties who have a need to know such information in order for the receiving party to perform this Agreement, and who have executed a written non-disclosure agreement with substantially similar protections to those contained herein; will protect the Confidential Information of the other parties hereto with at least the same degree of care as it uses in protecting its own confidential information; and will not copy the Confidential Information of any other party hereto without first getting the other’s written consent; or

(ii)
disclosure as may be required by law, regulation, court of government agency of competent jurisdiction (however, if required to make such a disclosure, the receiving party agrees to give the disclosing party prompt notice prior to disclosure and make a reasonable effort to assist disclosing party in obtaining a protective order or in redacting specified information to the extent reasonably permitted by applicable law or regulation).

These obligations remain in effect after expiry or termination of this Agreement.

19.3
After termination or expiry of the term of this Agreement, any party hereto may require any other party hereto to return immediately or, as the applicable parties may agree, destroy all copies of its Confidential Information the other then has and certify to it the other has taken these steps.

19.4
In the event of breach of the confidentiality provisions of this Agreement by the receiving party, it acknowledges that the disclosing party will be irreparably harmed, and that the disclosing party shall, in addition to any other available remedies, be entitled to obtain equitable relief to prevent further disclosures without resorting to the dispute resolution procedures set forth below.

20. Dispute Resolution.

20.1
Subject to and in accordance with the provisions of this Article, any and all differences, disputes, claims or controversies arising out of or in any way connected with this Agreement, whether arising before or after the expiration or termination of this Agreement, and including without limitation, its negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to binding arbitration under the International Chamber of Commerce rules in effect at the time of the arbitration.

(b)
The right to seek to arbitrate any matter hereunder or to seek any remedy which may have been available pursuant to an arbitration hereunder shall be brought within 2 years from the date at which the facts giving rise to the subject matter proposed to be arbitrated were known or ought to have been known with reasonable diligence by the party seeking to invoke the arbitration or seeking the remedy.

(c)
A party desiring arbitration hereunder shall give written notice of arbitration to the other party containing a concise description of the matter submitted for arbitration (“Notice of Arbitration”). Within 10 days after a party gives a Notice of Arbitration, the parties shall each appoint a single arbitrator and the two nominated arbitrators shall select the third arbitrator (the “Arbitration Tribunal”). If there is a dispute concerning the choosing or an arbitrator, an arbitrator(s) shall be designated by a judge of the Ontario Superior Court of Justice upon application by either party.

(d)
The Arbitration Tribunal may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitration Tribunal may grant legal and equitable relief (including injunctive relief and specific performance), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the generality of the foregoing or the Arbitration Tribunal’s jurisdiction at law, may: (i) determine any question of good faith, dishonesty or fraud arising in the dispute; (ii) order any party to furnish further details of that party’s case, in fact or in law; (iii) proceed in the arbitration notwithstanding the failure or refusal of any party to comply with these Rules or with the Arbitration Tribunal’s orders or directions, or to attend any meeting or hearing, but only after giving that party written notice that the Arbitration Tribunal intends to do so; (iv) receive and take into account written or oral evidence tendered by the parties that the Arbitrator determines is relevant, whether or not strictly admissible in law; (v) make one or more interlocutory determinations in the nature of interlocutory injunctions, including, but not limited to, restraining the continuation of any breach or default or to compel compliance with any provisions of this Agreement; (vi) make interim damages awards and/or make interim orders to secure all or part of any amount in dispute in the arbitration; (vi) make one or more determinations in the nature of mandatory orders, including, but not limited to, restraining the continuation of any breach or default or to compel compliance with any provisions of this Agreement; (vii) hold meetings and hearings, and make a decision (including a final decision) in New York City (or elsewhere with the concurrence of the parties to the arbitration); (viii) order the parties to produce to the Arbitration Tribunal, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitration Tribunal determines to be relevant; and (ix) order the preservation, storage, sale or other disposal of any property or thing under the control of any of the parties.

(e)
The arbitration shall take place in New York City at such place therein and time as the Arbitration Tribunal may fix. The arbitration shall be conducted in English. Within 20 days of the appointment of the Arbitration Tribunal, the parties shall either agree on the procedure to be followed for the arbitration or the Arbitration Tribunal shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed. It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the parties and shall not be disclosed to any third party except as may be compelled by law.

(f)
No later than 20 Business Days after hearing the representations and evidence of the parties, the Arbitration Tribunal shall make its determination in writing and deliver one copy to each of the parties. The decision of the Arbitration Tribunal shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

(g)
There shall be no appeal from the determination of the Arbitration Tribunal to any court of competent jurisdiction, whether in New York, United States, Canada, Ontario or elsewhere. Judgment upon any award rendered by the Arbitration Tribunal may be entered in any court having jurisdiction thereof.

(h)	The costs of any arbitration hereunder shall be borne by the parties in the manner specified by the Arbitration Tribunal in his or her determination.

(i)
Submission to arbitration under this Article is intended by the parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

21.  Publicity. All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement or the business of the other party hereto shall be jointly planned and coordinated by the parties hereto. No party shall act unilaterally in this regard, unless required by law or regulation to do so, and any party required to act within a particular time frame under applicable law or regulation will afford the other party such opportunity to consult as such time frame permits.

22.  Force Majeure. Neither party shall be liable for any delay or failure in the performance of its obligations (excluding payment obligations) hereunder to the extent caused by any fire, weather, earthquake or other act of God, act of any governmental or regulatory agency, strike, lockout, shortage of labor, terrorist act, act of the common enemy or any other event beyond such party’s reasonable control, unless caused by the negligence or willful misconduct of the party seeking to be relieved from its obligations; provided that the affected party continues to use reasonable efforts to recommence performance as soon as possible and to mitigate the impact of the event.

23.  Costs and Expenses. Except as expressly provided herein or agreed to in writing by XM and CSR, each party will pay all costs and expenses incurred in the performance of its obligations under this Agreement. To the extent CSR has not previously reimbursed XM or XM Parent for certain costs associated with obtaining the Canadian Licences as provided in Article 2(b) of the Memorandum of Agreement (as defined below), CSR will make such reimbursement promptly.

24.  Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, provided that any matters regarding the requirements of Canadian laws shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, except that regulatory matters relating to licences awarded by the government of Canada to CSR which shall be governed by and interpreted in accordance with the federal laws of Canada.

25.  Successors/Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No party shall be entitled to assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, each party shall be entitled to assign this Agreement without such consent to a successor in interest (other than a direct competitor of XM) arising through merger, acquisition, reorganization or sale of all or substantially all of its assets or business, or to a lender as security for financing. Any attempted assignment made contrary to this Article shall be void.

26.  Further Assurances. The parties hereto shall do, execute and deliver such further and other agreements, assurances, undertakings, acknowledgements or other documents in connection with this Agreement as may reasonably be required to give full force and effect to this Agreement. The parties acknowledge and agree that there are many instances in this Agreement in which items are specified by the delivery of notices, numbers are fixed based upon developments and such numbers may be recorded in further documents, schedules are revised or deemed revised to accurately reflect actions being taken by XM or CSR consistent with this Agreement, and so on. The parties agree that all such notices, acknowledgements, other documents, schedules and so on are considered part of this Agreement, rather than amendments or modifications hereof.

27.  Notices. Any notice or other communication required or permitted to be given by this Agreement to a party hereto shall be in writing and shall be delivered by hand or registered mail to the recipient at the following addresses:

27.1	To XM:

XM SATELLITE RADIO INC.
1500 Eckington Place, NE
Washington, DC 20002

Attention:   Joseph Titlebaum
                   Executive Vice President, General Counsel
                   Joseph Verbrugge
                   Vice President, International Operations

(c) To CSR:

CANADIAN SATELLITE RADIO INC.
Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1

Attention: Legal Department

(d) To CSR Parent:

CANADIAN SATELLITE RADIO HOLDINGS INC.
Suite 2300, P.O. Box 222
Canada Trust Tower, BCE Place
161 Bay Street
Toronto, Ontario M5J 2S1

Attention: Legal Department

or at such other address of which that party shall have given notice. Proof of delivery by hand or registered mail shall constitute proof of receipt.

28.  Independent Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between CSR and XM. Neither party shall have the right to obligate or bind the other in any manner whatsoever, save as herein specifically provided and nothing contained in this Agreement shall give or is intended to give any rights of any kind to persons not party to this Agreement.

29.  Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the parties hereto with respect to the subject matter hereof, and expressly supersedes all prior or contemporaneous agreements, whether oral or written, relating to such subject matter. As of the Effective Date of this Agreement, (i) that certain Memorandum of Agreement (the “Memorandum of Agreement”) among John Bitove, CSR Parent, CSR, XM Parent and XM dated August 7, 2003, and (ii) that certain letter dated November 7, 2004 among XM or XM Parent, CSR and CSR Parent shall both automatically terminate. No modification of this Agreement shall be valid unless made in writing and duly executed by each of the parties hereto.

30.  Execution in Counterpart. This Agreement may be executed in one or more counterparts, which counterparts may be executed and delivered by electronic facsimile. Each counterpart when so executed shall be deemed to be an original, and such counterparts together shall constitute a single instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

XM SATELLITE RADIO INC. /s/ Gary M. Parsons
Name: Gary M. Parsons Title: Chairman

CANADIAN SATELLITE RADIO HOLDINGS INC. /s/ John I. Bitove
Name: John I. Bitove Title: Chairman and CEO

CANADIAN SATELLITE RADIO INC. /s/ John I. Bitove
Name: John I. Bitove Title: Chairman and CEO

SCHEDULE A

Part 1
No. Name
1.	4 The 40s
2.	5 The 50s
3.	6 The 60s
4.	7 The 70s
5.	8 The 80s
6.	9 The 90s
7.	10 America
8.	11 Nashville
9.	12 X Country
10.	13 Hank’s Place
11.	14 Bluegrass Junction
12.	15 The Village
13.	16 Highway 16
14.	20 20 on 20
15.	21 KISS
16.	22 MIX
17.	23 The Heart
18.	24 Sunny
19.	25 The Blend
20.	27 Cinemagic
21.	28 On Broadway
22.	29 U Pop
23.	32 The Fish
24.	33 Spirit
25.	40 Deep Tracks
26.	41 Boneyard
27.	43 XMU
28.	44 Fred
29.	45 XM Café
30.	46 Top Tracks
31.	47 Ethel
32.	48 Squizz
33.	50 The Loft
34.	51 Musiclab
35.	53 Fungus
36.	54 Lucy
37.	60 Soul Street
38.	62 Suite 62
39.	65 The Rhyme
40.	66 Raw
41.	67 The City
42.	70 Real Jazz
43.	71 Watercolors
44.	72 Beyond Jazz
45.	73 Frank’s Place
46.	74 Bluesville
47.	75 Hear Music
48.	76 Fine Tuning
49.	77 Audio Visions
50.	80 The Move
51.	81 BPM
52.	82 The System
53.	83 Chrome
54.	90 Alegria
55.	94 Caliente
56.	101 The Joint
57.	110 XM Classics
58.	113 XM Pops
59.	116 XM Kids
60.	121 FOX News
61.	122 CNN
62.	127 CNBC
63.	131 BBC World Service
64.	133 XM Public Radio
65.	142 Fox Sports Radio
66.	175 MLB Home Plate
67.	206 NHL Hockey Play-by-Play
68.	207 NHL Hockey Play-by-Play
69.	208 NHL Hockey Play-by-Play
70.	209 NHL Hockey Play-by-Play
71.	150 XM Comedy
72.	151 Laugh USA
73.	155 Take 5
74.	164 Radio Classics
75.	171 Open Road
76.	202 High Voltage